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Exhibit 23.2

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Veeco Instruments Inc. and Subsidiaries (the "Company") for the registration of common stock and to the incorporation by reference therein of our reports dated March 2, 2009, with respect to the consolidated financial statements and schedule of the Company, with respect to the effectiveness of internal control over financial reporting of the Company included in it's Current Report (Form 8-K) for the year ended December 31, 2008 except for Notes 1, 2 ,5 ,7, 9 and the financial schedule as to which the date is October 26, 2009, filed with the Securities and Exchange Commission.

New York, New York
October 26, 2009

/s/ Ernst & Young LLP

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  Exhibit 23.2